Exhibit 99.3

CytoSorbents Reports Record 2014 Revenue

MONMOUTH JUNCTION, N.J., March 31, 2015 - CytoSorbents Corporation (NASDAQ CM: CTSO), a critical care immunotherapy company using blood purification to treat critically-ill and cardiac surgery patients in multiple countries worldwide, provides an operational summary and reports financial results for the fiscal year ending December 31, 2014.

2014 CytoSorb® product revenues were a record $3.1M, an increase of $2.3M or 281%, compared to 2013 CytoSorb® revenues of $0.8M

Highlights for the Year Ending December 31, 2014:

•	Total revenue for 2014 was $4.1 million, which includes both product sales and grant income, compared to total revenue of $2.4 million for 2013
•	Product gross margins were 63% in 2014, as compared to 61% in 2013
•	Product revenues for the fourth quarter of 2014 were approximately $871,000, an increase of 177% over the fourth quarter of 2013 product revenues of approximately $314,000
•	Up-listed to the NASDAQ Capital Market in December 2014, providing an ideal platform from which to broadly communicate our exciting story to potential investors
•	Ranked #11 amongst Forbes’ Best-Performing Biotech Stocks of 2014 with a total return of 218.4%
•	Entered into a potentially important multi-country strategic partnership with Fresenius Medical Care, the world’s largest dialysis company, to commercialize our CytoSorb® therapy for critical care applications in France, Poland, Sweden, Denmark, Norway, and Finland
•	Announced the expansion of our strategic partnership with Biocon Ltd, Asia’s largest biotechnology company, as the exclusive distributor of CytoSorb® for all critical care and cardiac surgery applications in India and emerging countries, with a commitment to increased minimum purchases of CytoSorb® and to conduct and publish results from multiple small-scale clinical studies
•	Announced a potentially important initial partnership agreement with one of the top four global medical device companies in cardiac surgery to use CytoSorb® intra-operatively during cardiac surgery in France
•	Significantly expanded our geographic footprint of CytoSorb® to 29 countries worldwide via a combination of direct sales, independent distributors, and strategic partnerships
•	Launched the International CytoSorb® Registry, which is being administered by the University of Jena, Germany to provide a central repository for all investigator-initiated studies and clinical treatments with CytoSorb®

•	Established a world-class Cardiac Surgery Scientific Advisory Board
•	Appointed Dr. Gregory Di Russo, MD, FACS, an accomplished pediatric cardiothoracic surgeon with strong clinical development experience from CSL Behring and Bristol-Myers Squibb, as Senior Vice President of Clinical Development
•	Submitted an Investigational Device Exemption (IDE) application to the U.S. Food and Drug Administration (FDA) in December 2014, and in February 2015 received approval to conduct a feasibility study using CytoSorb® intra-operatively in a heart-lung machine in patients undergoing complex cardiac surgery
•	Received the GREAT Tech Award from Prince William, Duke of Cambridge, also sponsored by the United Kingdom Trade & Investment and the British Consulate General New York, the Beacon of Light Award by the New Jersey Technology Council, and the Export Achievement Award from the U.S. Department of Commerce and the International Trade Administration
•	Strengthened the balance sheet through the raise of a total of $20.5M in two common stock financings in March 2014 and January 2015
•	More than 50 investigator-initiated and company-sponsored studies being planned, with approximately 12 actively enrolling patients, with a number of these expected to be completed in 2015. In addition, there has been a steady flow of published case report studies in peer-reviewed clinical journals

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents, stated, “2014 was a fantastic year for the company, highlighted by the many key accomplishments above. We exceeded our internal forecasts for CytoSorb® sales growth, fueled by strengthening physician interest and usage across many different clinical applications in multiple countries worldwide. We established or strengthened key strategic partnerships with Fresenius Medical Care, Biocon, and one of the top global cardiac surgery companies, potentially paving the way for more rapid future growth. And while we pursue international commercialization, we also began the clinical trial process to eventually seek U.S. FDA approval for CytoSorb® for the application of cardiac surgery. Last, but not least, with the cooperation of our shareholders, we also smoothly navigated our up-listing to the NASDAQ Capital Market, giving the company much broader visibility in the investment community, and we believe significantly increasing liquidity for all shareholders.”

“We believe we are poised for a solid 2015, building upon strong continued international physician interest and clinical successes with our CytoSorb® therapy,” Dr. Chan commented. “With the raise of more than $20 million in the past 12 months and a strengthened balance sheet, we are investing significantly in new studies in sepsis and cardiac surgery that, along with data from our investigator-initiated studies, should help to support and accelerate ongoing demand. In addition, we believe there are many potential catalysts for growth, including when key opportunities such as Fresenius, the Middle East, Russia and France, come online and also the development of potential major new applications.”

Dr. Chan continued, “But our rapid growth has certainly not been without growing pains. As we will discuss in greater detail on our conference call today, in an effort to create an outstanding core sales team, we have been in the process of restructuring our direct sales force. We felt it necessary to replace a number of existing sales representatives with others who were better equipped to sell our therapy, and to better support international sales. This has created a significant gap in sales coverage in our direct sales territories, and has resulted in lower direct sales. Although painful, we believe these changes are necessary and will have a positive benefit in the second half of 2015. However, in the near term, taking into account this transition and adjusting for the recent and continued drop in the Euro against the dollar in the first quarter (versus a year ago), Q1 2015 sales are expected to show approximately 45% year-over-year growth, and be slightly lower than Q4 2014. We expect restructuring of the sales force to be completed within the upcoming months. In the meantime, investors should expect that near-term growth will be driven predominantly by distributor and strategic partner sales.  We expect to add several more international distributors in Q2 2014, and expect to see Fresenius begin selling in Q2 2015 and existing distributor relationships to come on-line as well. We believe that growth in direct sales will resume in the second half of 2015.”

“Please join us on our previously announced earnings call today at 4:15PM EST where we will cover our progress in greater detail. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.”

Conference Call Details:

Date: Monday, March 31, 2015

Time: 4:15 PM Eastern

Participant Dial-In: 719-325-4809

Live Presentation Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1059271

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://www.cytosorbents.com/invest.htm

Fiscal Year 2014 Financial Results

For the year ended December 31, 2014, the Company generated total revenue, including product revenue and grant income, of approximately $4,123,000 as compared to revenues of approximately $2,423,000, for the year ended December 21, 2013, an increase of approximately 70%.

Revenue from product sales was approximately $3,136,000 for the year ended December 31, 2014, as compared to approximately $822,000 for the year ended December 31, 2013, an increase approximately $2,314,000 or 281%. This increase was largely driven by efforts of our direct sales force and the continued expansion of our distributor network.

Product gross margins were approximately 63% for the year ended December 31, 2014, as compared to 61% for the year ended December 31, 2013.

Grant income decreased from approximately $1,601,000 in 2013 to approximately $978,000 in 2014 as a result of the completion or near completion of several significant grants.

Our net loss from operations for the year ended December 31, 2014 was approximately $7,279,000, as compared to a net loss from operations of approximately $4,713,000 for the year ended December 31, 2013. The increase in net loss from operations was due to the following:

1.	An increase in research and development expenses resulting from lower grant funding, which has the effect of increasing the amount of the Company’s non-reimbursable research and development costs

2.	An increase in legal, financial and consulting expenses as a result of fees and expenses related to our various corporate actions during 2014 which culminated in our up-listing to the NASDAQ Capital Market

3.	An increase in selling, general and administrative expenses due to headcount additions during the year as we continue to build our infrastructure, increased royalty expense due to increased sales, and a large increase in foreign currency exchange losses due to the decrease in the exchange rate of the Euro relative to the U.S. dollar.

These items were partially offset by an increase in gross profit of approximately $1,478,000 as a result of higher sales.

On December 31, 2014 our cash and short-term investments were approximately $5,550,000, as compared to approximately $2,183,000 as of December 31, 2013. Cash used by operating activities was approximately $6,661,000 for the year ended December 31, 2014 as compared to $3,489,000 for the year ended December 31, 2013.

On January 14, 2015, the Company closed on a public equity offering (the “Offering”) consisting of 1,250,000 shares of common stock at a price of $8.25 per share for an aggregate price of $10,312,500. The Company received net proceeds from the Offering of approximately $9,609,000 million. The net proceeds received by the Company from the Offering will be used to fund clinical studies, expansion of production capacity, support various sales and marketing efforts, product development and general working capital purposes.

For additional information please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 31, 2015 on http://www.sec.gov.

2015 First Quarter Revenue Guidance

CytoSorbents expects to report that 2015 first quarter CytoSorb® product revenue will be in the range of $700,000 to $725,000 (unaudited). Adjusting for the impact of the change in the Euro relative to the dollar from Q1 2014, this is equivalent to an adjusted range of $800,000 to $850,000.

About CytoSorbents

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to control severe inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company's flagship product, is approved in the European Union with distribution in 29 countries around the world, as a safe and effective extracorporeal cytokine filter, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com and at  www.cytosorb.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2015, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended December 31,
	2014	2013

Revenues
Sales	$3,13	$822
Grant income	978	1,601
Other income	9	--
Total revenue	4,123	2,423

Cost of revenue	2,134	1,912

Gross profit	1,989	511

Expenses:
Research and development	2,432	1,739
Legal, financial and other consulting	1,285	908
Selling, general and administrative	5,551	2,577
Total operating costs and expenses	9,268	5,224

Operating loss	(7,279)	(4,713)

Other expenses, net	2,428	423

Net loss before benefit from income taxes	(9,707)	(5,136)

Benefit from income taxes	386	458
Net loss	(9,321)	(4,678)

Preferred stock dividend	9,267	2,395

Net loss available to common stockholders	$(18,588)	$(7,073)

Earnings per share:
Basic and diluted earnings per share	$(1.29)	$(0.75)

Basic and diluted weighted average shares outstanding	14,382,813	9,440,763

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$3,605	$2,183
Short-term investments	1,945	---
Grant and accounts receivable, net	819	453
Inventories	538	246
Prepaid expenses and other current assets	700	605
Total current assets	7,607	3,487

Property and equipment, net	246	145
Other assets	616	414
TOTAL ASSETS	$8,469	$4,046

LIABILITIES AND STOCKHOLDERS’EQUITY:
Accounts payable	$698	$787
Accrued expenses and other current liabilities	825	362
Deferred revenue	1	272
Warrant liability	2,982	---
Convertible notes payable, net	---	1,644
Total current liabilities	4,506	3,065

Redeemable Series B Convertible Preferred Stock	---	15,246

Total stockholders’ equity	3,963	(14,265)
TOTAL LIABILITIES AND EQUITY	$8,469	$4,046

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 329-8885 ext. *825

avogel@cytosorbents.com

Investor Contact:

Lee Roth

The Ruth Group

646-536-7012

lroth@theruthgroup.com

Public Relations Contact:

Melanie Sollid-Penton

The Ruth Group

646-536-7023

msollid@theruthgroup.com